Exhibit 10.19

Eastern Virginia Bankshares, Inc. (the “Company”)

Summary of Non-Employee Directors’ Annual Compensation

Effective June 23, 2016

Meeting Fees

The following amounts are paid in cash on a per-meeting basis:

Meeting Fees(1) (2) (3)
Per Company Board Meeting	$450
Per Company Committee Meeting	$450
Per EVB Board Meeting	$750
Per EVB Committee Meeting(4)	$450

(1) Each director of the Company’s Board of Directors is also a member of the Board of Directors of EVB.

(2) For meetings of the Company’s Board of Directors and EVB’s Board of Directors, directors are permitted one paid absence per year.

(3) For joint meetings of the Company’s Board of Directors and EVB’s Board of Directors, for the Company meeting each director of the Company will receive a fee of $225, rather than a meeting fee of $450. The Chairman of the Company’s Board of Directors may, in his sole discretion, determine to pay each director of the Company the standard meeting fee of $450, rather than $225. Each member of EVB’s Board of Directors would still receive an EVB meeting fee of $750.

(4) Each member of the Loan Committee of EVB receives $225 for each teleconference of the Loan Committee between regularly scheduled Loan Committee meetings.

Monthly Retainers

The following amounts are paid in cash on a monthly basis to certain non-employee directors:

Monthly Retainers
Chairman of the Company’s Audit and Risk Oversight Committee	$450
Other Members of the Company’s Audit and Risk Oversight Committee	$300
Chairman of the EVB Board	$750

Annual Retainer

Service on EVB Board for July 1–June 30 Annual Service Period	$15,000

Each non-employee director of EVB receives an annual retainer in the amount of $15,000 for the prior year’s service (prorated in the case of partial year service as described below) (the “Retainer”). The Retainer is paid on July 1 of each year following the close of each annual service period (provided that the retainer for 2015-2016 service will be paid on September 1, 2016) (the “Payment Date”). The Retainer is paid in the form of either:

•	an equity grant of unrestricted shares of the Company’s common stock with a value on the Payment Date of $15,000; or

•	if elected in advance by a non-employee director, a combination of stock and cash, consisting of an equity grant of unrestricted shares of the Company’s common stock with a value on the Payment Date of at least $5,000 and the balance of the Retainer in cash.

The number of shares of the Company’s common stock granted on the Payment Date is determined using the closing price of the Company’s common stock on the Payment Date or on the most recent trading day prior to the Payment Date if the Payment Date is not a trading day.

In the event a new non-employee director is elected to the EVB Board during the year, the Retainer will be prorated on a daily basis and paid on the Payment Date. In the event a non-employee director of EVB ceases serving on the Board of Directors for any reason other than a removal for cause (a “Separation from Service”), the Retainer will be prorated on a daily basis and paid within thirty (30) days of the Separation from Service.